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                                                                       EXHIBIT 5

                            FREDRIKSON & BYRON, P.A.
                                ATTORNEYS AT LAW
                           1100 International Centre
                            900 Second Avenue South
                           Minneapolis, MN 55402-3397
                                 (612) 347-7000
                              FAX: (612) 347-7077
                                 March 18, 1994

Medtronic, Inc.
7000 Central Avenue N.E.
Minneapolis, Minnesota 55432

    Re: Registration Statement on Form S-4

Ladies/Gentlemen:

    We are acting as counsel for Medtronic, Inc. (the "Company"), a Minnesota corporation, in connection with the registration by the Company of 1,458,808 shares of the Company's Common Stock, par value $.10 (the "Shares"), each of which shares includes the Preferred Stock Purchase Rights attached thereto (the "Rights"), pursuant to the Company's Registration Statement on Form S-4 being filed with the Securities and Commission (the "Registration Statement"). The Shares and the Rights are to be issued in connection with the merger of Electromedics, Inc. ("Electromedics") with and into MDT Acquisition Corp. ("Merger Subsidiary"), a wholly-owned subsidiary of the Company, pursuant to the Agreement and Plan of Merger dated as of December 23, 1993 by and among the Company, Merger Subsidiary and Electromedics (the "Merger Agreement").

    In connection with rendering this opinion, we have examined and relied upon originals or copies, certified or otherwise identified to our satisfaction, of such corporate records, agreements and other instruments, certificates of officers, certificates of public officials and other documents as we have deemed necessary or appropriate as a basis for the opinions expressed herein.

    In connection with our examination, we have assumed the genuineness of all signatures, the authenticity of all documents tendered to us as originals, the legal capacity of all natural persons and the conformity to original documents of all documents submitted to us as certified or photostatic copies.

    Based on, and subject to, the foregoing, it is our opinion that:

        1. The Company has the corporate authority to issue the Shares and the Rights in the manner and under the terms set forth in the Registration Statement.

        2. The Shares have been duly authorized and, when issued and delivered to holders of Electromedics common stock in accordance with the Merger Agreement, will be validly issued, fully paid and nonassessable.

        3. The Rights have been duly authorized and, when issued and delivered in accordance with the Shareholder Rights Plan referred to in the Registration Statement, will be validly issued, fully paid and nonassessable.

          We hereby consent to the filing of this opinion as Exhibit 5 to the Registration Statement, to its use as a part of the Registration Statement and to the use of our name under the caption "Legal Matters" in the Proxy Statement/Prospectus constituting a part of the Registration Statement.

                                          Very truly yours,

                                          By /s/ Fredrikson & Byron, P.A.
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                                             FREDRIKSON & BYRON, P.A.